SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ASA Gold and Precious Metals Limited

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Ketu Desai

Frederic Gabriel

Paul Kazarian

Garry Khasidy

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Dear Fellow Shareholder:

The fund you own, ASA (ASA Gold and Precious Metals Ltd.), currently trades at a -16.4% discount to its net asset value (“NAV”). ASA’s discount to NAV is worse than 93% of all closed-end funds; and ASA hasn’t traded at its full value in over twenty years.

Instead of addressing ASA’s massive trading discount, the Board of Trustees (the “Board”) intends to spend approximately $1.2 million of your money to fight our effort to improve returns for shareholders.1 This expense should have come out of their own pocket, but the Board chose to protect its precious management fee and saddle you, the shareholder, with the bill.

Saba – voted the #1 Activist of 2023 by Institutional Investor – is seeking to replace ASA’s Board with four new, highly qualified and independent trustees. Saba believes these individuals will address the Fund’s deep trading discount. Eliminating the Fund’s discount would generate a 20% gain for shareholders. Saba’s nominees have been successful in reducing discounts in dozens of similar situations.

We urge you to vote FOR the election of our independent, highly qualified nominees – Ketu Desai, Frederic Gabriel, Paul Kazarian and Garry Khasidy – on the GOLD proxy card.

Thank you in advance for your support.

Sincerely,

Saba Capital Management, LP.

______________________________

 1 ASA’s 2024 definitive proxy statement.